INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-43089 of Smith Breeden Series Fund on Form N-1A of our reports dated May 12, 2000 for Smith Breeden Short Duration U.S. Government Fund and Smith
Breeden Intermediate Duration U.S. Government Fund of the Smith
Breeden Series Fund, appearing in the annual report to shareholders of Smith Breeden Mutual Funds for the year ended March 31, 2000, and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Experts" and "Independent Public Accountants" appearing in the Statement of Additional Information, which are part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
June 2, 200